Fluor Corporation One Enterprise Drive Aliso Viejo, California 92656-2606	Jerry Holloway/Leann Vandergrift Media Relations 949.349.7411/7420	Exhibit 99.1

949.349.2000 tel 949.349.7175 fax	Lila Churney Investor Relations 949.349.3909 tel 949.349.5375 fax

N e w s R e l e a s e

Fluor Reports First Quarter Results

with Continuing Strength in New Awards

ALISO VIEJO, Calif., – May 5, 2005 – Fluor Corporation (NYSE: FLR) today announced financial results for its first quarter ended March 31, 2005. Net earnings were $47.4 million, or 56 cents per share. This compares with $46.7 million, or 57 cents per share, in the first quarter of 2004, which included an after-tax gain of $5.1 million, or 6 cents per share related to the sale of two real estate properties. Revenues for the quarter increased 39 percent to $2.9 billion from $2.1 billion a year ago.

     New awards of $3.4 billion for the first quarter continued the strong trend experienced over the past 12 months, an increase of 7 percent over $3.1 billion last year. Consolidated backlog rose 30 percent to $15.4 billion, compared with $11.9 billion a year ago, and up from $14.8 billion at the end of 2004.

     First quarter results included strong earnings growth in Fluor’s Oil & Gas, Industrial & Infrastructure and Global Services business segments, which were offset by lower earnings in Fluor’s Government and Power businesses and a higher effective tax rate.

     “Ongoing strength in quarterly new awards and backlog continues to build a strong foundation for future growth,” said Chairman and Chief Executive Officer Alan Boeckmann. “New awards were again broad-based and continued at a run rate of over $3 billion, which began five quarters ago. We are particularly pleased with the substantial growth in operating profit in Oil & Gas, Industrial & Infrastructure and Global Services. The operating performance in these business segments reflects the strong growth achieved in backlog over the last two years. The underlying strength in these segments was partially offset by lower operating profit in the Government segment due to estimated project losses related to U.S. embassy projects, and lower first quarter earnings from work in Iraq compared with a year ago. In addition, as expected, earnings from Power are notably lower than a year ago.”

     Consolidated operating profit increased 20 percent to $118.6 million compared with $98.8 million a year ago. While margins were level or improved in the Oil & Gas, Industrial & Infrastructure and Global Services segments, Fluor’s overall operating margin declined to 4.2 percent from 4.8 percent.

This was primarily due to the estimated project losses in Government and the reduced results in Power, which had particularly strong margins a year ago due to successful project completions.

     Corporate G&A expense for the first quarter was $38.1 million compared with $27.8 million, which was reduced by a pre-tax gain of $7.7 million on real estate transactions a year ago. Fluor’s financial condition remains strong with cash and securities of $643 million at the end of the quarter. During the quarter, Fluor entered into an equity distribution agreement to sell up to 2 million shares over time. Approximately 758,000 shares were issued during the first quarter, which generated net proceeds of $41.8 million. The debt-to-capital ratio at the end of the quarter was 25 percent.

Outlook

     Looking ahead, the company continues to see a favorable market outlook. The majority of Fluor’s markets are in a positive part of their business cycle, with several showing increasing momentum. This strength in broad-based capital spending is driving a steady flow of new awards and is contributing to additional backlog growth.

     Fluor continues to see substantial ongoing investment in the global oil and gas industry, along with increasing spending in the chemicals market. In addition, growth in several industrial markets, led by mining and general manufacturing, continues to add to the positive market outlook. The company is also seeing substantial potential in the power market primarily focused on new coal-fired generating facilities. Many of these projects represent significant opportunity for Fluor and are expected to contribute to further growth in backlog.

     The company remains encouraged by the outlook for ongoing client spending, and is well positioned to deliver good earnings growth over the next several years. While it is still relatively early in the year, based on first quarter performance, Fluor is narrowing its earnings guidance to a range of $2.35 to $2.55 per share for 2005.

Business Segments

     In the first quarter of 2005, the company realigned its chemicals business line, previously part of the Industrial & Infrastructure segment, under the Oil & Gas segment. This change was made to better match the needs for the large number of petrochemical projects anticipated over the next few years with the Oil & Gas segment’s project support infrastructure. Prior periods have been restated to reflect this change.

     Fluor’s Oil & Gas segment reported strong operating profit of $54.3 million, an increase of 93 percent compared with $28.2 million in the first quarter a year ago. Revenues increased 91 percent to $1.2 billion from $619 million last year. Operating margin in the quarter was 4.6 percent, level with a year ago. The improved results reflect the significant increase in the volume of work performed during the quarter, driven by strong new awards and backlog growth over the prior 24 months.

     Operating profit in the quarter for Fluor’s Industrial & Infrastructure segment more than doubled from a year ago to $20.8 million. Revenues increased 45 percent to $670 million from $462 million a year ago, and margins improved to 3.1 percent from 2.0 percent in the first quarter last year. The increased revenues were driven by significant backlog growth over the past 12 months. The profit and margin improvement is primarily due to strong performance on infrastructure projects, partially offset by reduced recoveries on certain claims.

     Fluor’s Government segment reported operating profit in the first quarter of $9.1 million, down 67 percent from $27.5 million for the same period in 2004. Revenues declined 3 percent to $561 million. The quarterly operating margin declined to 1.6 percent from 4.8 percent a year ago. The decrease in operating profit and margin was primarily a result of provisions taken for estimated losses related to four embassy projects due to scope changes, unexpected execution problems and subcontractor difficulties. Partially offsetting these negative variances in the quarter was very strong performance on the company’s Fernald project for the Department of Energy.

     Operating profit for Fluor’s Global Services segment increased 56 percent to $31.3 million compared with $20.1 million in the first quarter a year ago. Revenues increased 16 percent to $365 million from $314 million last year. Operating margins improved to 8.6 percent from 6.4 percent. The profit and margin improvement was primarily attributable to the company’s operations and maintenance business, along with increased profitability from Fluor’s equipment services business.

     Fluor’s Power segment posted an operating profit of $3.1 million, down from a relatively strong performance of $14.0 million a year ago. Revenues declined to $79 million compared with $91 million a year ago. Operating margins were 4.0 percent compared with 15.5 percent in the first quarter last year. The profit and margin decline is due to the significant shift in the mix of business during the two periods. The work performed in the current quarter is on relatively new projects, while the first quarter a year ago reflected successful completion or near-completion of the last projects remaining in backlog from an earlier cycle of power investment.

First Quarter Conference Call Information

     Fluor will host a conference call at 10 a.m. Eastern time on Friday, May 6, which will be webcast live on the Internet and can be accessed by logging on to http://investor.fluor.com/. The webcast will be archived for 30 days following the call.

About Fluor Corporation

     Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Aliso Viejo, California, Fluor is a FORTUNE 500 company with revenues of $9.4 billion in 2004. For more information, visit www.fluor.com.

     Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to the expected performance of the Company’s business and growth in the markets and industries that the Company serves, the Company’s future backlog, revenue and earnings growth opportunities, the expansion of markets which the Company serves, business prospects in markets which the Company serves, ongoing spending by clients, and ongoing investment and spending in markets and industries that the company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of several factors, including, among other things: failure to achieve projected backlog, revenue and/or earnings levels; the timely and successful implementation of strategic initiatives; customer cancellations of, or scope adjustments to, existing contracts; difficulties or delays incurred in the execution of contracts; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients including our oil, gas, transportation, industrial, infrastructure and government clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the Company serves; the Company’s inability to successfully convert front-end engineering services into future project awards; the cyclical nature of many of the markets the Company serves; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

     Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1. Business — Company Risk Factors” in the Company’s Form 10-K filed on March 4, 2005. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (949) 349-3909. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
(in millions, except per share amounts)
Unaudited

CONSOLIDATED OPERATING RESULTS
THREE MONTHS ENDED MARCH 31	2005			2004
Revenues		$2,859.8			$2,063.3
Costs and Expenses:
Cost of Revenues		2,741.2			1,964.4
Corporate G&A		38.1			27.8
Net Interest (Income) Expense		(0.1)			0.8

Total Costs and Expenses		2,779.2			1,993.0

Earnings before Income Taxes		80.6			70.3
Income Tax Expense		33.2			23.6

Net Earnings		$47.4			$46.7

Basic Earnings per Share
Net Earnings		.57			.58
Weighted Average Shares		83.7			80.9
Diluted Earnings per Share
Net Earnings		.56			.57
Weighted Average Shares		84.9			82.1

New Awards		$3,350.7			$3,127.7
Backlog		$15,416.0			$11,864.6
Work Performed		$2,806.5			$2,018.8

BUSINESS SEGMENT OPERATING RESULTS THREE MONTHS ENDED MARCH 31		2005			2004

Revenues
Oil & Gas		$1,183.9			$618.9
Industrial & Infrastructure		670.3			461.8
Government		561.1			577.6
Global Services		365.4			314.1
Power		79.1			90.9

Total revenues		$2,859.8			$2,063.3

Operating Profit / Margin %	$		%	$		%

Oil & Gas		$54.3	4.6		$28.2	4.6
Industrial & Infrastructure		20.8	3.1		9.1	2.0
Government		9.1	1.6		27.5	4.8
Global Services		31.3	8.6		20.1	6.4
Power		3.1	4.0		14.0	15.5

Total operating profit / margin %		$118.6	4.2		$98.9	4.8

FLUOR CORPORATION
Unaudited

SELECTED BALANCE SHEET ITEMS
($in millions, except per share amounts)

	MARCH 31, 2005	DECEMBER 31, 2004
Cash and Cash Equivalents	$643.1	$604.5
Total Current Assets	2,943.1	2,723.3
Total Assets	4,207.7	3,969.6
Total Short-Term Debt	119.9	129.9
Total Current Liabilities	1,923.2	1,764.0
Long-term Debt	347.7	347.6
Shareholders’ Equity	1,430.5	1,335.8

Debt-to-Capital Ratio	24.6%	26.3%
Shareholders’ Equity Per Share	$16.53	$15.81

SELECTED CASH FLOW ITEMS
($ in millions)

	THREE MONTHS ENDED MARCH 31
	2005	2004
Operating Activities
Net Income	$47.4	$46.7
Depreciation	23.2	22.2
Change in Operating Assets and Liabilities	(13.8)	(127.9)
Other, net	(19.9)	13.9

Total Operating Cash Flow	36.9	(45.1)

Investing Activities
Capital Expenditures	(33.2)	(19.3)
Business Acquisitions	—	(33.0)
Proceeds from sale of real estate	—	38.4
Other, net	1.7	3.2

Total Investing Cash Flow	(31.5)	(10.7)

Financing Activities
Proceeds for Issuance of Debt, Net	—	323.1
Repayment of Facilities Financing	—	(100.0)
Decrease in Short-term Borrowings	(10.0)	(121.5)
Net Proceeds From Issuance of Common Stock	41.8	—
Stock Options Exercised	31.0	11.9
Cash Dividends	(13.7)	(13.3)
Other, net	(0.2)	(0.3)

Total Financing Cash Flow	48.9	99.9

Effect of Exchange Rate Changes on Cash	(15.8)	5.6

Increase in Cash and Cash Equivalents	$38.5	$49.7

FLUOR CORPORATION
Supplemental Fact Sheet
Unaudited

NEW AWARDS
( $in millions)

THREE MONTHS ENDED MARCH 31	2005		2004		% Chg
Oil & Gas	$1,480	44%	$1,057	34%	40%
Industrial & Infrastructure	592	18%	1,239	39%	-52%
Government	443	13%	412	13%	8%
Global Services	754	23%	399	13%	89%
Power	82	2%	21	1%	290%

TOTAL NEW AWARDS	$3,351	100%	$3,128	100%	7%

BACKLOG TRENDS
($in millions)

AS OF MARCH 31	2005		2004		% Chg
Oil & Gas	$5,905	38%	$4,701	40%	26%
Industrial & Infrastructure	4,868	32%	3,485	29%	40%
Government	1,469	10%	1,233	10%	19%
Global Services	2,691	17%	1,897	16%	42%
Power	483	3%	549	5%	-12%

TOTAL BACKLOG	$15,416	100%	$11,865	100%	30%

United States	$5,075	33%	$5,001	42%	1%
The Americas	4,028	26%	1,790	15%	125%
Europe, Africa and the Middle East	5,369	35%	4,611	39%	16%
Asia Pacific	944	6%	463	4%	104%

TOTAL BACKLOG	$15,416	100%	$11,865	100%	30%